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                                                                    EXHIBIT 99.1
NEWS RELEASE

                              Contact: Peter Monson

                             Chief Financial Officer
                                 (617) 868-7455
                             Peterm@psychemedics.com


                       PSYCHEMEDICS CORPORATION ANNOUNCES
                        1ST QUARTER RESULTS AND DIVIDEND
                                NET INCOME UP 99%

Cambridge, Massachusetts, May 8, 2003 -- Psychemedics Corporation (AMEX: PMD) today announced first quarter results for the period ending March 31, 2003. The Company also announced a quarterly dividend of $.08 per share, which will be paid on June 26, 2003 to shareholders of record June 12, 2003.

The Company's first quarter revenue was $3,657,567, up 3% compared to $3,568,461 in the first quarter of 2002. Net income was $104,339 or $0.02 per share, up 99% from $52,434 or $0.01 per share for the same period in 2002.

Raymond C. Kubacki, President and Chief Executive Officer, said, "The poor employment situation made the first quarter very challenging for our Company. The hiring rebound that was hoped for did not occur, in fact, over 500,000 jobs were lost during the quarter and the Iraq war further complicated an already dismal jobs situation."

Kubacki continued, "Given the realities of the drug testing market, we are pleased to be able to report revenue growth and a substantial net income improvement. Our new business has been robust. While business from existing customers is down across the board due to the lack of new hiring, a combination of revenue from new customers and careful expense controls have allowed us to continue to grow. With over 2,600 customers, we are poised for rapid growth once the employment situation improves. Until then we will continue to expend every effort to add new customers, build our base

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of business, operate efficiently and position our Company for the rapid growth we expect with an improved economy."

Kubacki continued, "The Company's balance sheet remains strong with over $3 million of cash and no long-term debt. The dividend demonstrates the Directors' confidence in the Company's future growth and their continued commitment to rewarding shareholders."

                                FINANCIAL SUMMARY
                                   (unaudited)
                                 March 31, 2003

                                                   Three Months
                                                  Ended March 31,
                                              2003               2002
                                           ----------         ----------
     Revenue                               $3,657,567         $3,568,461

     Pre-tax Income                          $179,339            $98,534

     Net Income                              $104,339            $52,434

     Basic Net Income Per Share                 $0.02              $0.01

     Diluted Net Income Per Share               $0.02              $0.01

     Weighted Average Common
     Shares Outstanding                     5,214,325          5,259,224

     Weighted Average Common
     and Common Equivalent Shares
     Outstanding, Assuming Dilution         5,222,190          5,397,497

All share amounts have been adjusted to reflect the Company's one-for-four reverse stock split that was effective August 1, 2002.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, expenses, dividends, dividend yield, new accounts, market share, test volume and sales and marketing strategies) may be "forward-looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales


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and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.